POLICIES AND PROCEDURES Insider Trading PURPOSE This policy pertains to the disclosure of material non-public information regarding ADT Inc. (“ADT”), its subsidiaries or another company and to trading in securities while in possession of such material non-public information. It is intended to ensure that all ADT Personnel (as defined below) comply with the applicable laws and regulations concerning securities trading, commonly known as “insider trading.” Insider trading and stock tipping, as discussed below, are criminal offenses subject to severe criminal and civil consequences. Any violation of this policy could subject ADT Personnel to disciplinary action, up to and including termination. Appropriate judgment should be exercised in connection with all securities trading. Specific questions regarding this policy or applicable law should be directed to the Chief Legal Officer or any designee thereof. SCOPE This policy applies to ADT and its subsidiaries, their officers, directors, and employees, and to independent contractors and consultants engaged by ADT (collectively, “ADT Personnel”). The same restrictions described in this policy also apply to each ADT Personnel’s spouse, minor children and anyone else living in an ADT Personnel’s household, corporations whose investment decisions are controlled by ADT Personnel, partnerships in which ADT Personnel are a general partner, trusts of which ADT Personnel are a trustee, estates of which ADT Personnel are an executor and investment funds or other similar vehicles with which ADT Personnel are affiliated (collectively “Related Parties”). The restrictions described in this policy shall not apply to investment funds the investment decisions of which are not controlled or influenced by any ADT Personnel. ADT Personnel are responsible for compliance with this policy by their Related Parties. RESPONSIBILITY FOR IMPLEMENTATION All ADT Personnel are responsible for the implementation of this policy. The Chief Legal Officer’s Office is specifically responsible for implementing the Trading Window provisions of this policy. APPLICATION ADT requires all ADT Personnel to comply with applicable securities laws. ADT Personnel and their Related Parties must never: 1. Buy, sell, donate or engage in transactions in ADT securities at any time while aware of material non-public information about ADT. 2. Buy or sell securities of other companies at any time while aware of material non- public information about those companies that ADT Personnel become aware of as a result of business dealings between ADT and such other companies.

POLICIES AND PROCEDURES Insider Trading 3. Recommend to another person that they buy, hold or sell ADT securities. 4. Disclose material non-public information as described herein to any unauthorized persons outside ADT (including family members), commonly known as “tipping.” ADT personnel are prohibited from “tipping” other persons about such material non-public information or otherwise making unauthorized disclosures or use of such information, regardless of whether the person profits or intends to profit by such tipping, disclosure or use. You must take steps to prevent the inadvertent disclosure of such material non-public information to unauthorized persons outside ADT. If you believe that the disclosure of such material non-public information is necessary or appropriate for business reasons, you must consult with the Chief Legal Officer’s Office to ensure that they concur that such disclosure is necessary, and to ensure that any such disclosure will comply with all applicable laws. Non-public information is sometimes referred to as confidential information or inside information and means information that is not known to the public-at-large. As it relates to trading in ADT securities, all information relating to ADT is considered non-public until 4:00 p.m. ET on the second trading day after the information has been widely released through a press release, news wire, a report filed with the U.S. Securities and Exchange Commission (the “SEC”), or other means typically utilized by the Company to disseminate non-public information. For purposes of clarification, if material non-public information is released prior to market open on a trading day, then such trading day shall count as the first trading day for purposes of the two-trading day waiting period. Information is considered material if a reasonable investor would consider it important in making an investment decision. If you are motivated to buy or sell a stock because of information you possess, the information will be considered material. Material information may be positive or negative. Examples of material information include expected earnings or revenues for a calendar period, as well as company projections as to future earnings or revenues; proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, dispositions or joint ventures; purchases or sales of substantial assets; significant write-downs in assets or increases in reserves; a planned offering of additional new classes of securities; changes in dividend policy or declaration of a stock split; changes in credit ratings; a significant product development; gain or loss of a major customer; a substantial contract award or termination; or a significant cybersecurity incident or data breach. While in possession of material non-public information, ADT Personnel and their Related Parties are prohibited from trading in any ADT securities as to which ADT Personnel or their Related Parties have a “beneficial” or financial interest, or over which a person exercises investment control, including, but not limited to trades in Company securities made under a team member benefit plan, such as a 401(k) plan. This Policy also applies to the following elections under a 401(k) plan (if and when ADT makes ADT securities an investment alternative under our 401(k) plan):

POLICIES AND PROCEDURES Insider Trading • increasing or decreasing periodic contributions allocated to the purchase of ADT securities; • intra-plan transfers of an existing balance in or out of ADT securities; • borrowing money against the account if the loan results in the liquidation of any portion of ADT securities; and • pre-paying a loan if the pre-payment results in allocation of the proceeds to ADT securities. SPECIFIC PROHIBITIONS ADT Personnel and their Related Parties are prohibited from engaging in transactions involving any of the following activities with respect to securities of ADT: • No Short sales (i.e., selling stock you do not own and borrowing the shares to make delivery). The SEC effectively prohibits directors and officers from selling ADT securities short. This policy is simply expanding this prohibition to cover all team members. • No Hedging, including buying or selling puts, calls, options or other derivatives in respect of securities of ADT. This prohibition on hedging extends to any instrument whose value is derived from the value of any securities (e.g., common stock) of ADT. This restriction does not extend to the exercise of any ADT-issued stock options. • No Pledging/purchases of securities of ADT on margin. ADT Personnel and their Related Parties may not pledge ADT securities or purchase ADT securities on margin. Pledges of ADT securities as security that are in existence as of the effective date of this Insider Trading Policy are permitted until their expiration or termination. • ADT may not, directly or indirectly, buy or sell ADT securities while in possession of material non-public information related to ADT unless such trading activity otherwise complies with all applicable securities laws. TRADING WINDOW ADT imposes certain restrictions on specified employees, senior officers, management and directors when trading in ADT securities. These restrictions govern even though the transactions may be permissible under law and apply to the following persons hereafter defined as the “Window Group”: • All members of the Board of Directors of ADT • All senior executives of ADT, meaning the Chief Executive Officer, the President, each of their direct reports and any other officer subject to Section 16 of the Securities Exchange Act of 1934 • Employees within ADT’s Financial Planning and Analysis department

POLICIES AND PROCEDURES Insider Trading • Employees with systems access to ADT financial information • Any other employees, consultants or independent contractors designated by the Chief Legal Officer as a member of the Window Group, as such list may be updated from time to time. The Chief Legal Officer in consultation with the Chief Executive Officer will conduct an evaluation each quarter to determine whether the scheduled trading window should be cancelled. ADT may close an open trading window early at any time, as deemed appropriate by senior management. The Chief Legal Officer or any designee thereof, in his or her own discretion, may from time to time remove one or more team members from the Window Group. Other than transactions pursuant to an approved 10b5-1 trading plan, members of the Window Group and their Related Parties may only enter into transactions in ADT securities (including option exercises (unless all such exercised shares are held until an open window or relinquished to ADT for the payment of the exercise price and any taxes) and gifts) during an open trading window that commences two full trading days after the public release of ADT’s quarterly or annual financial results and ends at 4:00 p.m. ET on the 15th of the third month of each fiscal quarter; provided that if that day is not a trading day, then the trading window will close at 4:00 p.m. ET on the immediately prior trading day. For purposes of clarification, if material non-public information is released prior to market open on a trading day, then such trading day shall count as the first trading day for purposes of the two-trading day waiting period. After the close of the trading window, the Window Group and their Related Parties may not purchase, sell or otherwise dispose of any ADT securities. The prohibition against trading or tipping while aware of material non-public information applies even during an open trading window. For example, if during an open trading window, you are aware that a material acquisition is pending, you may not trade in ADT securities. You should consult the Chief Legal Officer or any designee thereof whenever you are in doubt. In addition to the above, all trading transactions have to comply with the Company’s stock ownership and retention guidelines. The restrictions shall not apply with respect to a public offering of ADT securities specifically authorized by the Board of Directors of ADT or a duly authorized board committee. Pre-clearance of Trades: During an open trading window, each of ADT’s directors and Section 16 Officers (as defined below), as well as any member of management who reports directly to the Chief Executive Officer of ADT, and their Related Parties must pre-clear all transactions in ADT securities with the Chief Legal Officer’s Office. Pre-cleared transactions may only be performed during the open trading window in which approval was granted and within two business days from the date of approval. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested. Hardship Exemptions: In the event of exceptional personal hardship, a member of the Window Group may request a hardship exemption from the Chief Legal Officer or any designee thereof for permission to trade outside the open trading window, if the person does not possess any material non-public information and is not otherwise prohibited from trading pursuant to this policy.

POLICIES AND PROCEDURES Insider Trading Estate Planning: Nothing herein shall prohibit the transfer of shares at any time to a trust or other entity for the purpose of estate planning; provided, however, that transferor continues to control and directly or indirectly beneficially own such transferred shares. 10b5-1 Trading Plans: A 10b5-1 trading plan is a binding, written contract between any individual and his or her broker that specifies the price, amount, and date of trades to be executed in the established broker account in the future or provides a formula or mechanism that the broker will follow. In addition, a 10b5-1 trading plan must include a waiting period between the date of adoption of the 10b5-1 trading plan and the start of trades pursuant to the plan, if and as required by the SEC or another regulatory agency and must not permit the individual to exercise any subsequent influence over how, when or whether the purchases or sales are made. If any member of the Window Group wishes to trade pursuant to a 10b5-1 trading plan, he or she must obtain the approval of the Chief Legal Officer or any designee thereof prior to entering into the 10b5-1 trading plan and shall use a form of plan that has been previously approved by the Company or a form of plan that the Chief Legal Officer or a designee thereof newly approves. Any 10b5-1 trading plan must be entered into and operated in good faith and must not overlap with another 10b5-1 trading plan for purchases or sales by the individual of the same class of securities. The Chief Legal Officer or any designee thereof must review the 10b5-1 trading plan for compliance with this policy and, as appropriate, with the Company’s stock ownership and retention guidelines. ADT reserves the right to withhold pre- clearance of any 10b5-1 trading plan that ADT determines is not consistent with the rules regarding such plans. Notwithstanding any pre-approval of a 10b5-1 trading plan, ADT assumes no liability for the consequences of any transaction made pursuant to such plan. In addition, an individual may only enter into the 10b5-1 trading plan during an open trading window and while not in possession of any material non-public information. Any individual who enters into a 10b5-1 trading plan pursuant to the requirements set forth above must also receive approval of the Chief Legal Officer or any designee thereof to amend or terminate such plan prior to the plan’s termination date, which approval may or may not be granted in such officer’s sole discretion. Notification of Window Group: In order to assist in compliance with this policy, the Chief Legal Officer’s Office will deliver an e-mail (or other communication) notifying the Window Group each quarter of the opening and closing of the trading window. Delivery or non-delivery of these e- mails (or other communication) does not relieve the Window Group of their obligation to comply with this policy. Application after Termination: This policy continues to apply after ADT Personnel has terminated their employment or other affiliation with ADT for as long as the ADT Personnel is aware of material non-public information or until such time as the information is no longer material. Confidentiality Obligations: The restrictions set forth in this policy are designed to avoid misuse of material nonpublic information in violation of the securities laws. These restrictions are in addition to, and in no way alter, the general obligations that each director, officer and employee of ADT has to maintain the confidentiality of all confidential or proprietary information concerning ADT and its business, as well as any other confidential information, that may be

POLICIES AND PROCEDURES Insider Trading learned in the course of service or employment with ADT. No such information is to be disclosed to any other director, officer or employee of ADT, unless such person has a clear need to know that information, and no such information may be disclosed to any third parties, except in each case as required or otherwise contemplated by your function or position. CONTACT Questions regarding this policy or applicable law should be directed to the Chief Legal Officer’s Office, at DSmail@ADT.com.